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Exhibit 10.43

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of the 20th day of February, 2003 by and between The Coca-Cola Company, a corporation organized and existing under the laws of the State of Delaware, in the United States of America (the "Company") with its principal office at One Coca-Cola Plaza NW, Atlanta, Georgia 30313, and José Octavio Reyes (hereinafter called "Employee").

        WHEREAS, the Company is engaged in the business of manufacturing, marketing and selling non-alcoholic beverages globally; and

        WHEREAS, the Company wishes to assure itself of the availability of the advice and services of Employee as Executive Vice President and member of the Executive Committee to set business strategy and policies and to that end desires to enter into a contract of employment upon the terms and conditions set forth herein; and

        WHEREAS, Employee desires to enter into such contract of employment;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

1.
SERVICES OF EMPLOYEE

        The Company hereby employs Employee during the Employment Period, as hereinafter defined, as a member of the Executive Committee to perform the duties set forth for a member of the Executive Committee to include decisions regarding the following: strategy, pricing, marketing, resource allocation, new products, technology, quality assurance, manufacturing, human resources and business structure and opportunities, and Employee hereby accepts such employment by the Company, all on and subject to the terms and conditions contained in this Agreement.

        Employee is expressly prohibited from any of the following: carrying out any duties for the Company in Mexico; holding himself out as an officer of the Company in Mexico; negotiating or contracting on behalf of the Company in Mexico; using an office in Mexico for any TCCC business, and using Company business cards or stationery in Mexico. Insofar as Employee engages in any of the foregoing activities, he shall not be considered authorized to do so by the Company.

2.
HOURS AND PLACES OF EMPLOYMENT

        Employee's duties will be performed primarily in the United States of America. Employee may be required to travel on the Company's business to such places as are necessary for the proper performance of his duties, provided that this Agreement is entered into on the express condition that Employee shall not perform any duties whatsoever under this Agreement in Mexico. The Company expects that Employee will devote approximately 25% of his available time (after considering all available vacation and public holidays) to the performance of his duties under this Agreement.

3.
EMPLOYMENT PERIOD

        The term of Employee's employment under this Agreement (the "Employment Period") begins on February 20, 2003 and shall continue for an indefinite period after that date; provided, however, that the Employment Period may be terminated by the Company or Employee at any time for any reason. Employee is an "employee at will," and nothing in this Agreement shall be construed as a promise of any employment for a specified length of time.

4.
REMUNERATION OF EMPLOYEE

        The full and complete remuneration of Employee with respect to his employment under this Agreement shall be US $36,336 per annum, subject to appropriate tax withholdings. Such remuneration may be adjusted from time to time, in the discretion of the Compensation Committee of the Board of Directors of the Company. Employee shall be eligible for incentive programs, the Company stock option program, and other applicable compensation programs as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company. It shall be the responsibility of Employee to report and to account to the appropriate tax authorities in respect of all personal tax liabilities of Employee; however, the Company will assist Employee in complying with all tax obligations outside of Employee's country of residence.

5.
EXPENSES

        Employee is authorized to incur reasonable expenses on behalf of the Company in connection with his duties under this Agreement, on a basis consistent with the Company's policies, including expenses for travel to and from the United States, entertainment and other business activities. The Company will pay or reimburse to Employee the amount of such expenses upon presentation to the Company within a reasonable time of an itemized account of such expenses, together with such vouchers or receipts for individual expense items as the Company may from time to time require under its established policies and procedures.

6.
CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY.

        a.     During the Employment Period and at all times thereafter, Employee will keep in confidence and will not publish, use or disclose to others, without the prior written consent of the Company, any Trade Secrets or other confidential information related to the Company or the Company's business. As used herein, the phrase "Trade Secret" is to be considered as used in accordance with the definition of Trade Secret found under Georgia law in effect at the time of the execution of this Agreement. Without limiting this definition, and for information purposes only, a Trade Secret is the whole or any portion of any technical or non-technical information, including a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or customer or supplier information that is actually or potentially valuable because it is not generally known to others and that is subject to reasonable efforts by the Company to maintain its secrecy.

        b.     Upon leaving the employ of the Company, Employee will not take with him any written, printed or electronically stored Trade Secret, or other confidential information or any other property of the Company obtained by him as the result of his employment, or any reproductions thereof. All such Company property and all copies thereof shall be surrendered by Employee to the Company on termination of employment or at any time on request by the Company.

        c.     Employee's obligation not to use, publish or disclose confidential information of the Company will cease five (5) years after termination of employment. Employee's obligation not to use, publish or disclose any Trade Secret of the Company has no time limitation.

        d.     Employee shall disclose to the Company and agrees to and does hereby assign to the Company, without charge, all his right, title and interest in and to any and all inventions and discoveries that he may make, solely or jointly with others, while in the employ of the Company, that relate to or are useful or may be useful in connection with business of the character carried on or contemplated by the Company, and all his right, title and interest in and to any and all domestic and foreign applications for patents as well as any divisions or continuations thereof covering such inventions and discoveries and any and all patents granted for such inventions and discoveries and any and all reissues, extensions and revivals of such patents; and upon request of the Company, whether during or subsequent to this employment, Employee shall do any and all acts and execute and deliver such instruments as may be deemed by the Company necessary or proper to vest all Employee's right, title and interest in and to said inventions, discoveries, applications and patents in the Company and to secure or maintain such applications, patents, reissues, extensions and/or revivals thereof. All necessary and proper expenses in connection with the foregoing shall be borne by the Company, and if services in connection therewith are performed at the Company's request after termination of employment, the Company will pay reasonable compensation for such services. Any inventions and discoveries relating to the Company's business made by Employee within one year after termination of employment with the Company shall be deemed to be within this provision, unless Employee can prove that the same were conceived and made following said termination and such conception or invention is not based upon or related to any Trade Secret, as defined herein, received pursuant to Employee's employment with the Company.

        e.     Employee hereby assigns to the Company, without charge, all his right, title and interest in and to all original works of authorship filed in any tangible form, prepared by him, solely or jointly with others, within the scope of his employment by the Company. In addition, the Company and Employee hereby agree that any such original work of authorship that qualifies as a "work made for hire" under the U.S. copyright laws shall be a "work made for hire" and shall be owned by the Company.

        f.      Employee acknowledges and agrees that in the event he breaches, threatens in any way to breach, or it is inevitable that he will breach, any of the provisions of this Paragraph, damages shall be an inadequate remedy and the Company shall be entitled, without bond, to injunctive or other equitable relief. The Company's rights in this respect are in addition to all rights otherwise available at law or in equity.

7.
NOTICES

        All notices, demands or other communications hereunder shall be given or made in writing and shall be delivered personally or sent by prepaid certified or registered airmail, with return receipt requested, addressed to the other party at the address set forth at the head of this Agreement or at such other address as may have been furnished by such other party in writing. Any notice, demand or other communication given or made by mail in the manner prescribed in this paragraph shall be deemed to have been received five (5) days after the date of mailing.

8.
ADDITIONAL ACTION

        Each of the parties to this Agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms, provisions and purposes of this Agreement.

9.
GOVERNING LAW

        This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and determined in accordance with the laws of the state of Georgia, in the United States of America.

10.
ASSIGNMENT BY THE COMPANY

        This Agreement shall be binding upon and shall inure to the benefit of the Company and any successor of the Company, and any such successor shall be deemed substituted for the Company under the provisions of this Agreement. For the purposes of this Agreement, the term "successor" shall mean any person, firm, corporation or other business entity which, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the assets or business of the Company.

11.
ASSIGNMENT BY EMPLOYEE

        This Agreement shall be binding upon and shall inure to the benefit of Employee, his legal representatives and assigns, except that Employee's obligations to perform services under this Agreement are personal and are expressly declared to be non-assignable and nontransferable by him.

12.
ENFORCEMENT

        The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement (or any part hereof), or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

13.    AMENDMENTS

        No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing and signed by both parties.

14.
SEVERABILITY

        If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

15.
ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement of the parties hereto with respect to Employee's employment by the Company and his remuneration therefor. The Employee may have entered into an employment agreement with another entity within the Coca-Cola system under which the employee will perform services for such entity. The parties hereto expressly agree that the Employment Period set forth in paragraph 3 of this Agreement shall not be terminated or affected in any way, and Employee's remuneration under this Agreement shall not be changed, by the termination for any reason whatsoever of Employee's employment with any other Coca-Cola entity, the intent being that each employment shall be separate from, and independent of, the other.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and Employee has hereunto set his hand as of the day and year first above written.

THE COCA-COLA COMPANY
BY:	/s/ DEVAL L. PATRICK
JOSÉ OCTAVIO REYES
BY:	/s/ JOSÉ OCTAVIO REYES

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EMPLOYMENT AGREEMENT